Exhibit 5.2

CLEARY GOTTLIEB STEEN & HAMILTON LLP

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA BEIJING HONG KONG SEOUL	2 London Wall Place London EC2Y 5AU T: +44 20 7614 2200 F: +44 20 7600 1698 clearygottlieb.com D: +44 20 7614 2224 craja@cgsh.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE FRANKFURT LONDON MILAN PARIS ROME

September 11, 2024

HSBC Holdings plc

8 Canada Square

London E14 5HQ

Ladies and Gentlemen:

We have acted as special English counsel to HSBC Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-277306) of U.S.$1,350,000,000 aggregate principal amount of 6.875% Perpetual Subordinated Contingent Convertible Securities (Callable During Any 2030 Securities Optional Redemption Period) (the “2030 Securities”) and U.S.$1,150,000,000 aggregate principal amount of 6.950% Perpetual Subordinated Contingent Convertible Securities (Callable During Any 2034 Securities Optional Redemption Period) (the “2034 Securities” and, together with the 2030 Securities, the “Securities”), to be issued under an indenture dated as of August 1, 2014 (as amended and supplemented through the date hereof, the “Base Indenture”), among the Company, The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), and HSBC Bank USA, National Association (“HSBC Bank USA”), as paying agent and registrar, as amended and supplemented by a fourteenth supplemental indenture (the “Fourteenth Supplemental Indenture”), a fifteenth supplemental indenture, with respect to the 2030 Securities (the “Fifteenth Supplemental Indenture”) and a sixteenth supplemental indenture, with respect to the 2034 Securities (the “Sixteenth Supplemental Indenture”), each dated as of September 11, 2024 (the Fourteenth Supplemental Indenture, the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture, collectively, the “Supplemental Indentures”, and, together with the Base Indenture, as applicable, the “Indenture”), among the Company, the Trustee and HSBC Bank USA as paying agent, registrar and, only with respect to the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture, calculation agent. Such registration statement, as amended as of its most recent effective date (September 4, 2024), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibits 25.1, 25.2, 25.3 and 25.4, is herein called the “Registration Statement”. The Securities are convertible into the Company’s ordinary shares of nominal value U.S.$0.50 each (the “Conversion Shares”).

In arriving at the opinions expressed below, we have reviewed the following documents:

Cleary Gottlieb Steen & Hamilton LLP is a Limited Liability Partnership registered in England and Wales Number OC310280. It is authorized and regulated by the Solicitors Regulation Authority. A list of the members and their professional qualifications is open to inspection at the registered office,

2 London Wall Place, London EC2Y 5AU. Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

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(a)	the Registration Statement;

(b)

an executed copy of the terms agreement dated September 4, 2024 (the “Terms Agreement”) among the Company and the several underwriters named therein, which attaches and incorporates therein the underwriting agreement (the “Underwriting Agreement”);

(c)	an executed copy of the Base Indenture;

(d)	executed copies of the Supplemental Indentures;

(e)	copies of the Securities in global registered form (the “Global Securities”) as executed by the Company and authenticated by the Trustee; and

(f)

a certificate dated September 11, 2024 of the Secretary of the Company (the “Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies the following documents:

(i)	the Memorandum and Articles of Association of the Company (the “Articles of Association”);

(ii)	the resolutions passed at the Meeting of the Company’s Board of Directors held on January 25, 2024 (the “Board Resolutions”);

(iii)	the resolutions of the Annual General Meeting of the Company dated May 3, 2024, as filed with the National Storage Mechanism (the “AGM Resolutions”); and

(iv)	a certificate of good standing relating to the Company dated September 5, 2024 (the “Good Standing Certificate”).

In this opinion letter, the Terms Agreement, the Indenture and the Global Securities are referred to collectively as the “Transaction Documents” or each individually as a “Transaction Document”.

In rendering the opinions expressed below we have assumed and not verified:

(a)

the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies, facsimile or electronic copies;

(b)	that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

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(c)

that each of the Transaction Documents has been or will be duly authorised, executed and delivered by each of the parties to such Transaction Documents (other than the Company) and each such party (other than the Company) has the power, capacity and authority to execute, deliver and perform its obligations contained in each of the Transaction Documents to which it is a party;

(d)	the absence of any other arrangements between any of the parties to any of the Transaction Documents which modify or supersede any of the terms of any of the Transaction Documents;

(e)

(i) the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy of the representations and warranties contained in the Underwriting Agreement other than those contained in Sections 1(h), 1(p), 1(q) 1(r) or 1(u), (ii) the compliance by each of the parties thereto with their respective obligations under the Transaction Documents;

(f)

that no law of any jurisdiction outside England and Wales would render the execution, delivery, issue or performance of the terms of the Transaction Documents illegal or ineffective and that, insofar as any obligation under the Transaction Documents falls to be performed in any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(g)

that any party or prospective party to the Transaction Documents which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the offering and sale of the Securities;

(h)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to escrow or any other similar arrangement;

(i)	that each of the parties to the Transaction Documents has fully complied with its obligations under all applicable money laundering laws and regulations;

(j)

that the binding effect of the Transaction Documents on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

(k)

that all consents, approvals, notices, filings and registrations which are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Transaction Documents have been or will be duly made or obtained;

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(l)

that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(m)

that, save for Article V (Subordination) of each of the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture (and, in each case, the corresponding provision in the Global Securities), the provisions of Section 5.03(b) of the Base Indenture (and the corresponding provisions in the Global Securities) and the authorisation and execution by the Company of the Indenture and the Global Securities, which are expressed to be governed by the laws of England and Wales, each of the Transaction Documents constitutes legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms under all applicable laws (including the laws of the State of New York, by which the Transaction Documents are expressed to be governed);

(n)

that the choice of the laws of England and Wales to govern Article V (Subordination) of each of the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture (and, in each case, the corresponding provisions in the Global Securities) and the provisions of Section 5.03(b) of the Base Indenture (and the corresponding provisions in the Global Securities) was freely made in good faith by the respective parties and there is no reason for avoiding such choice on the grounds of public policy;

(o)

that each of the parties to the Transaction Documents has complied with all applicable provisions of (i) Regulation (EU) No. 2017/1129 of the European Parliament as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended by the European Union (Withdrawal Agreement) Act 2020) (the “EUWA”), (ii) Regulation (EU) No. 596/2014 of the European Parliament as it forms part of United Kingdom domestic law by virtue of the EUWA, (iii) the Financial Services Act 2012, and (iv) the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any applicable secondary legislation made under any of the foregoing with respect to anything done by any of them in relation to the Securities in, from or otherwise involving the United Kingdom (including Sections 19, 21 and 85 of the FSMA);

(p)

that the information relating to the Company disclosed by our searches on September 11, 2024 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Insolvency and Companies List in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the website or on the relevant file in London at the time of our search, and that such oral

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disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

(q)

that (i) the Board Resolutions were duly and validly passed and are true records of the proceedings of the respective meetings, are in full force and effect, and have not been amended, revoked or superseded, (ii) the Secretary’s Certificate, including the documents annexed thereto, is true and correct as of the date hereof and has not been amended, revoked or superseded, and (iii) the information relating to the Company in the Good Standing Certificate was complete, up to date and accurate as of the date thereof and has not since then changed;

(r)	that the AGM Resolutions were duly and validly passed, are a true record of the proceedings of the meeting, are in full force and effect and have not been amended, revoked or superseded;

(s)

that each director of the Company has disclosed any interest which he or she may have in the transactions contemplated by each of the Transaction Documents in accordance with the provisions of the Companies Act 2006 and the Articles of Association, and that none of the relevant directors of the Company have any interest in such transactions except to the extent permitted by the Articles of Association;

(t)

that the execution and delivery of each of the Transaction Documents by the Company and the exercise of its rights and performance of its obligations thereunder will (i) materially benefit the Company and that the directors of the Company acted in good faith and in the interests of the Company in approving each of the Transaction Documents and the transactions contemplated thereby; and (ii) will not conflict with, or result in a breach of, or constitute a default under, or result in the creation of any mortgage, charge or security interest upon any property or assets of the Company or its subsidiary undertakings under (A) any agreement to which it is a party or to which any of its properties may be subject or (B) any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, having jurisdiction over the Company or its subsidiary undertakings or any of its properties;

(u)	that any limit on borrowings to which the Company is subject has not been exceeded, and that the entry into the Transaction Documents will not cause any such limit on borrowings to be exceeded; and

(v)

that the Conversion Shares will be offered, sold and delivered to, and paid for by the purchasers thereof at the price specified in, and in accordance with the terms of, the Indenture duly authorised, executed and delivered by the parties thereto, and will not be issued at less than their nominal value.

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Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1. The Company has been duly incorporated as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on September 11, 2024 and an oral enquiry made to the Central Registry of Winding up Petitions at the Insolvency and Companies List at approximately 10:13 a.m. BST on September 11, 2024 revealed no petition, order or resolution for the winding up of the Company and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

(a)

the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator, liquidator or similar officer has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented; and

(b)

the enquiry at the Central Registry of Winding up Petitions at the Insolvency and Companies List referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against the Company.

2. The Company possessed, as at the time of execution, the corporate power to enter into and perform its obligations under the Base Indenture and the Company possesses the corporate power to enter into and perform its obligations under the Supplemental Indentures and the Global Securities.

3. The Base Indenture and the Supplemental Indentures have each been duly authorised, executed and delivered by the Company.

4. The Global Securities have been duly authorised, issued and executed by the Company and, when delivered in accordance with the Terms Agreement, the obligations

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assumed by the Company under Article V (Subordination) of each of the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture (and, in each case, the corresponding provisions in the Global Securities) and the provisions of Section 5.03(b) of the Base Indenture (and the corresponding provisions in the Global Securities), constitute valid, binding and enforceable obligations of the Company.

5. The Conversion Shares have been duly authorised and will be validly allotted, issued, fully paid and non-assessable; and the Conversion Shares are not subject to the preemptive rights of any shareholder of the Company under the Articles of Association and the Companies Act 2006.

The expression “enforceable” as used above means that the obligations referred to are of a type which English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. Accordingly, and in addition, the foregoing opinions are subject to certain qualifications, in particular, but without limitation:

(a)

The opinions set forth above as regards the binding effect and validity of the obligations and their enforceability against contracting parties is subject to all limitations resulting from the laws of bankruptcy, administration, liquidation, insolvency, fraudulent transfer, reorganisation, moratorium, suretyship or any similar laws of general application affecting creditors’ rights (including, for the avoidance of doubt, the provisions of the Banking Act 2009).

(b)	Enforcement may be limited by general principles of equity. For example, equitable remedies may not be available where damages are considered to be an adequate remedy.

(c)

Where any obligations of any person are to be performed or observed in jurisdictions outside England and Wales, or by a person subject to the laws of a jurisdiction outside England and Wales, such obligations may not be enforceable under the laws of England and Wales to the extent that the performance or observance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction.

(d)

To the extent that any transactions, dealings or arrangements in connection with any Transaction Document are restricted or prohibited by United Nations, European Union (the “EU”) or United Kingdom sanctions or restrictive measures implemented or effective in the United Kingdom, such Transaction Document or any other affected Transaction Document may be unenforceable or void.

(e)

Any provision providing that any calculation, certification, determination, notification, minute or opinion will be conclusive and binding will not be effective if such calculation, certification, determination, notification, minute or opinion is fraudulent or made on an unreasonable or arbitrary basis or in the event of manifest error despite any provision to the contrary and it will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto.

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(f)

Where any person is vested with a discretion, or may determine any matter in its opinion, the laws of England and Wales may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

(g)	Enforcement of rights may be or become limited by prescription or by lapse of time or may become subject to defences of set-off or counterclaim.

(h)

We have not undertaken any consideration, analysis or assessment of whether the National Security and Investment Act 2021 (the “NS&IA”) may or will apply to any of the transactions contemplated by the Transaction Documents for the purposes of the opinions in this letter. We express no opinion on the application or potential application of the NS&IA in relation to the Company or any transaction contemplated by the Transaction Documents.

The opinions set out above are given on the basis of, and are limited to, the laws of England and Wales in force as at the date of this opinion letter (taking into account the effect of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the EU and the European Atomic Energy Community and the EUWA), as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with the laws of England and Wales. On 31 January 2020, the United Kingdom ceased to be a member of the EU. By virtue of Sections 1A and 1B of the EUWA, EU law continued to be applicable in the United Kingdom for the duration of the implementation period set out in Section 1A(6) of the EUWA (the “Transition Period”). After the Transition Period, pursuant to Sections 2 to 4 of the EUWA, certain EU laws in effect immediately before the end of the Transition Period form part of English law. However, EU law otherwise ceased to be applicable in the United Kingdom and thus does not form part of English law on and after 1 January 2021. The Retained EU Law (Revocation and Reform) Act 2023 came into effect on 1 January 2024 and, among other amendments, repealed Section 4 of the EUWA and further restricted the scope of retained EU law in United Kingdom domestic law (now renamed ‘assimilated law’). We express no opinion in this letter on the effect of EU law in the United Kingdom or on EU law itself.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement and the prospectus supplement dated September 4, 2024 related to the Securities under the heading “Legal Opinions.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

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We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Chrishan Raja
Chrishan Raja, a Partner